Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2011 Third Quarter, Year-to-Date

-- Third Quarter Net Sales Increase 13% on Approximately Same Unit Volume;
Net Income Impacted by Lower-Margin Product Mix, Costs Associated with New Program Launches --

VAN NUYS, CALIFORNIA -- October 28, 2011 -- Superior Industries International, Inc. (NYSE:SUP) today announced net income of $4.2 million, or $0.16 per diluted share, for the third quarter of 2011. This compares with net income of $10.4 million, or $0.39 per diluted share, for the third quarter of 2010.

Net sales for the 2011 third quarter grew 13% to $207.1 million from $183.7 million a year ago, principally reflecting an increase in the pass-through pricing of aluminum. Unit shipments of 2.9 million in the 2011 third quarter approximated those in the comparable quarter last year. Gross profit declined to $12.6 million, or 6 percent of sales in 2011, from $19.7 million, or 11 percent of sales, for the third quarter of 2010. Income from operations decreased to $6.0 million from $11.4 million in the third quarter a year ago.

The company said the decline in gross profit and margin percentage reflected, in part, higher direct labor expense in connection with commercializing new product programs, equipment reliability problems and other manufacturing issues incurred in the midst of continuing high volume demands. Certain other factory costs, such as repairs and maintenance, operating supplies and wheel development activities were higher in 2011 than in the prior year.

“While I am pleased that demand for our products remained steady despite many crosscurrents, our margins and bottom line results were impacted by a more challenging product mix and higher maintenance costs, including a one-week shutdown at two of our facilities,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “We are fully committed to take necessary actions that we believe will enable us to achieve greater productivity, efficiency and reliability in our factories and meet customer demand. To that end, we recently named an experienced executive to the newly created position of vice president of mid-west operations. This is an area where our challenges are greatest, and significant benefit can be realized from improved leadership and enhanced efficiencies in our production environment.

“We also recognize the need to continue to invest capital in our infrastructure to achieve our objective of improving our manufacturing performance and lowering cost,” Borick added.

Selling, general and administrative expenses for the third quarter of 2011 decreased $1.7 million to $6.6 million, or 3 percent of net sales, from $8.3 million, or 5 percent of net sales, for the comparable period in 2010. The higher cost in 2010 was principally due to a near $1.0 million increase in allowance for doubtful accounts receivable and approximately $700,000 of implementation costs related to the company's new enterprise resource planning (ERP) system.

Income from operations for the 2011 third quarter decreased $5.4 million to $6.0 million, or 3 percent of net sales, from $11.4 million, or 6 percent of net sales, for the 2010 third quarter. Income before income taxes and equity earnings was $5.1 million in the 2011 third quarter, compared with $12.6 million for the third quarter of 2010. Provision for income taxes for the third quarter of 2011 was $900,000, or 17.5 percent of pretax income, compared with $2.2 million, or 17.5 percent of pretax income, for the third quarter of 2010.

At September 30, 2011, working capital was $328.6 million, including cash, cash equivalents and short-term investments of $152.2 million. At December 31, 2010, working capital was $311.1 million, including cash, cash equivalents and short-term investments of $151.6 million. Superior has no bank or other interest bearing debt.

Year-to-Date Results
Net income for the first three quarters of 2011 was $27.0 million, or $0.99 per diluted share, compared with net income of $29.4 million, or $1.10 per diluted share, for the first nine months of 2010.

Net sales in the first three quarters of 2011 increased 15 percent, to $605.3 million from $528.5 million in the comparable period a year ago. Unit shipments in the first three quarters of 2011 increased 5 percent over the comparable period a year ago.

Consolidated gross profit for the first three quarters of 2011 decreased to $49.0 million, or 8 percent of net sales, compared with $60.2 million, or 11 percent of net sales, for the corresponding nine month period a year ago. Higher costs for plant labor, repair and maintenance and supplies in the first three quarters of 2011 compared with the same period last year led to the gross profit decline.

For the first three quarters of 2011, selling, general and administrative expenses declined to $19.7 million, or 3 percent of net sales, from $21.9 million, or 4 percent of net sales, for the 2010 period. The higher cost in the 2010 year-to-date period primarily reflects $1.4 million of implementation costs related to the company's new ERP system.

Income before income taxes and equity earnings was $29.9 million, compared with $34.9 million for the first three quarters of 2010, which included the $4.1 million loss on sale of the company's joint venture in Hungary. The company's share of the Hungarian joint venture's losses in 2010 was $2.8 million.

The year-to-date 2011 income tax provision was $3.0 million, compared with $2.7 million for the first three quarters of 2010. Due to the completion of a tax examination during the first quarter of 2010, the prior year income tax provision included the reversal of a portion of the liability for unrecognized tax benefits, the net impact of which was a benefit of $10.4 million. The reduction of income tax expense was partially offset by the net provision for income taxes on U.S. and foreign income and other current period tax adjustments.

Conference Call
Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on October 28, 2011 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include, but are not limited to, expectations of customer demand and the company's ability to achieve improved productivity and efficiencies, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2010. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net Sales	$207,057	$183,712	$605,325	$528,470

Cost of Sales	194,482	163,994	556,326	468,232
Gross Profit	12,575	19,718	48,999	60,238

Selling and Administrative Expenses	6,607	8,337	19,653	21,886
Impairment of Long-Lived Assets and Other Charges	—	—	340	—
Income From Operations	5,968	11,381	29,006	38,352

Loss on Sale of Unconsolidated Affiliate	—	—	—	(4,110)
Interest Income, net	247	727	896	1,408
Other Income (Expense), net	(1,091)	493	34	(713)
Income Before Income Taxes and Equity Earnings	5,124	12,601	29,936	34,937

Provision for Income Taxes	(896)	(2,204)	(2,954)	(2,705)
Equity Losses of Unconsolidated Affiliates	—	—	—	(2,847)
Net Income	$4,228	$10,397	$26,982	$29,385

Income Per Share:
Basic	$0.16	$0.39	$1.00	$1.10
Diluted	$0.16	$0.39	$0.99	$1.10

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,156,000	26,669,000	27,022,000	26,668,000
Diluted	27,277,000	26,717,000	27,379,000	26,725,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	September 30,	December 31,
	2011	2010
Current Assets	$395,173	$381,612
Property, Plant and Equipment, net	148,689	167,207
Investments and Other Assets	22,949	23,623
	$566,811	$572,442

Current Liabilities	$66,524	$70,538
Long-Term Liabilities	75,894	88,422
Shareholders' Equity	424,393	413,482
	$566,811	$572,442